Exhibit 10.2

EMPLOYMENT AGREEMENT

BETWEEN

MULTI-COLOR CORPORATION

AND

DAWN H. BERTSCHE

Effective as of April 1, 2008

-i-

TABLE OF CONTENTS

(continued)

-ii-

GLOSSARY OF DEFINED TERMS

Defined Term	Section
Additional Term	2
Annual Base Salary	4.1
Cause	6.1(c	)
Confidential Materials and Information	5.1
Date of Termination	6.2
Disability	6.1(b	)
Disability Commencement Date	6.1(b	)
Good Reason	6.1(d	)
Initial Term	2
Notice of Termination	6.3
Term	2

iii

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into this 19th day of September, 2008, by and between Multi-Color Corporation, an Ohio corporation (“Company”), and Dawn H. Bertsche, an individual residing at [ADDRESS] (“Executive”).

RECITALS:

A. Company desires to retain the services of Executive as its Senior Vice President, Finance and Chief Financial Officer, and Executive desires to render such services to the Company.

B. The parties hereto desire to set forth the terms and conditions of the employment relationship between the Executive and the Company.

AGREEMENT:

NOW, THEREFORE, the parties hereby agree as follows:

1. EMPLOYMENT. The Company hereby employs Executive for the “Term” (as defined in Section 2), and Executive accepts employment by the Company and agrees to serve the Company during the Term, upon the terms and conditions hereinafter set forth.

2. TERM OF AGREEMENT. The Initial Term of this Agreement shall commence on April 1, 2008 and continue in effect until October 31, 2011 (“Initial Term”), unless sooner terminated as provided in Section 6. At the end of the Initial Term, if the Executive is still employed by the Company, this Agreement shall be renewed automatically for subsequent terms of one (1) year each until the employment of Executive is terminated by the Company or Executive by giving notice as provided in Section 9.7 at least twenty-four (24) months prior to the end of the Initial Term or any extension thereof (each such extension period being an “Additional Term” and the Additional Terms and the Initial Term being collectively the “Term”).

3. SCOPE OF EMPLOYMENT; LOCATION. During the Term, Executive shall serve as Senior Vice President, Finance and Chief Financial Officer of the Company. During the Term, Executive agrees to devote her full attention and time to the business and affairs of the Company as may be assigned by the Company’s President and Chief Executive Officer and to use the Executive’s best efforts to perform such responsibilities in a professional manner. Executive shall have all authorities, duties and responsibilities customarily exercised by an individual serving as Senior Vice President, Finance and Chief Financial Officer in a corporation of the size and nature of the Company. It shall not be a violation of this Agreement for the Executive to (A) serve on corporate, trade association, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (C) manage personal investments and affairs, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. During the Term, Executive shall principally perform her duties at the Company’s Cincinnati, Ohio office, except in the event Executive agrees in writing to another location.

4. COMPENSATION.

4.1 Base Salary. During the employment of Executive, the Executive shall receive an Annual Base Salary. The beginning Annual Base Salary of Executive shall be Two Hundred Eighty Thousand and 00/100 Dollars ($280,000.00). The Annual Base Salary shall be reviewed by the Compensation Committee of the Board annually each April 1 based upon Executive’s performance, pertinent salary survey information and such other information as the Compensation Committee deems appropriate, but may not be adjusted downward without the Executive’s written consent. After any such increase, the term “Annual Base Salary” as used in this Agreement shall thereafter refer to the increased amount. The Annual Base Salary shall be paid no less frequently than in equal bi-weekly installments.

4.2 Bonus. Beginning April 1, 2008 and during the Executive’s employment, the Executive shall have the opportunity to be paid an annual bonus (the “Bonus”). The Bonus shall be based upon the Executive Incentive Compensation Plan adopted by the Compensation Committee of the Board in April 1998, as amended. In no event shall the target Bonus opportunity based on achievement of target performance goals be less than eighty-five percent (85%) of the then current Annual Base Salary. Executive shall be paid her Bonus when other executives of the Company are paid their annual bonuses, but in no event beyond the last day on which such payment would qualify as a short-term deferral under Treasury Regulation § 1.409A-1(b)(4).

4.3 Restricted Stock Grant; Stock Option and Restricted Stock Awards. On the day this Agreement is entered into, the Company shall grant the Executive under the Company’s 2003 Stock Incentive Plan a restricted stock award for 26,000 shares of the Company’s common stock. The restricted stock award shall vest as follows: 1,638 shares shall vest on April 1, 2009, an additional 3,562 shares shall vest on April 1, 2010, and the remaining 20,800 shares shall vest on the last day of the Initial Term. During the Executive’s employment, Executive may receive additional restricted stock or stock option awards, as determined by the Board or its committees from time to time. The foregoing restricted stock award shall provide that upon the occurrence of any of the following events such restricted stock shall become fully and immediately vested with no further restrictions on sale or transferability other than those mandated by law: (i) the Company terminates the Executive’s employment other than for Cause during the Executive’s employment, (ii) upon the Executive’s death or Disability, (iii) the Executive terminates employment for Good Reason, (iv) the Executive terminates employment without Good Reason through a plan of retirement acceptable to the Company, which will not be unreasonably withheld, (v) the Executive’s employment is terminated by either the Company or the Executive for non-renewal under Section 2, or (vi) upon a Change in Control during Executive’s employment.

4.4 Savings and Retirement Plan. During the Executive’s employment, the Executive shall be eligible to participate in all savings and retirement plans, practices, policies and programs to the extent applicable generally to other executives of the Company, including, without limitation, 401(k) profit sharing retirement savings, supplemental retirement and deferred compensation plans.

4.5 Welfare and Other Benefit Plans. During the Executive’s employment, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare, fringe, incentive, vacation and other similar benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription drug, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company.

4.6 Expenses. During the Executive’s employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive and documented as required by regulations of the Internal Revenue Service.

4.7 Fringe Benefits. During the Executive’s employment, the Executive shall be paid each month a car allowance of Six Hundred and 00/100 Dollars ($600.00).

4.8 Vacation. During the Executive’s employment, the Executive shall be entitled to paid vacation in accordance with the vacation policy of the Company, but in no event less than four (4) weeks per year.

4.9 Indemnity. The Executive shall be indemnified and held harmless by the Company against claims arising in connection with the Executive’s status as an employee, officer, or agent of the Company or any of its subsidiaries or affiliates. Such indemnification shall be established to the level of the greatest indemnification permitted by Ohio law for corporate employees, officers or directors, and such indemnification shall continue as to the Executive even if she has ceased to be an employee, officer, or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs and legal representatives. In furtherance of this protection, during the Executive’s employment and for a period of at least six years thereafter, the Company shall continue to provide officers’ and directors’ liability insurance covering Executive in at least the amount of coverage in fiscal 2008 for such purposes and in any event provide at least as much coverage for the Executive as the Company provides for its other executives or directors of the Company. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses or contribution that the Executive (or her heirs and legal representatives) would otherwise have (including, without limitation, by agreement or under applicable law).

5. CONFIDENTIALITY, NON-COMPETITION AND OTHER COVENANTS. In consideration of Company’s employment of Executive, Executive does covenant and agree with the Company as follows:

5.1 Non-Disclosure of Confidential Materials, Information and Intellectual Property. The Executive acknowledges that as a leader in the highly-competitive businesses of printing labels, including but not limited to, inmold labels, and manufacturing and selling gravure cylinders, the Company has developed, acquired and implemented confidential intellectual property, materials and information, proprietary strategies and programs, which it has taken steps to protect as trade secrets (as defined in Ohio’s Uniform Trade Secrets Act, OHIO REV. CODE §§ 1333.61 - 1333.69) and which include copyrighted materials, patent materials, expansion plans, market research, sales systems, marketing programs, product development strategies, budgets, pricing and cost strategies, identity and requirements of accounts, and other non-public proprietary information regarding customers and the employees of the Company or of its customers or non public proprietary information regarding the Company’s business or the business of the Company’s customers (collectively “Confidential Materials and Information”). In performing duties for the Company, the Executive regularly will be exposed to and work with the Company’s Confidential Materials and Information. The Executive acknowledges that such Confidential Materials and Information are critical to the Company’s success and that the Company has invested substantial money in developing the Company’s Confidential Materials and Information. While the Executive is employed by the Company, and after such employment ends for any reason, the Executive will not reproduce, publish, disclose, use, reveal, show, or otherwise communicate to any person or entity any Confidential Materials and Information of the Company unless specifically assigned or directed by the Company to do so or unless it shall have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The covenant in this Section 5.1 has no temporal, geographical or territorial restriction or limitation, and it applies wherever the Executive may be located.

5.2 Non-Solicitation of the Company’s Employees. For a period of twelve (12) months after the termination of her employment, the Executive will not actively solicit, either directly or indirectly through any third person, any other executive of the Company to terminate his or her employment with the Company without the written consent of the Chairman of the Board.

5.3 Covenant Against Unfair Competition. While the Executive is employed by the Company, and for twelve (12) months after Executive’s employment is terminated by the Company for non-renewal under Section 2 or for twenty-four (24) months after such employment ends for any other reason, the Executive will not, either directly or indirectly: (a) be employed by, consult for, engage in any business for, or have any ownership interest in, any inmold label manufacturer, or in any gravure cylinder manufacturer which is using Think System™ technology, or any other person or entity that competes directly or indirectly with the Company, provided that the Executive may be employed by, consult for, engage in any business for, or have any ownership interest in any division, subsidiary or affiliate of such a manufacturer, person or entity if: (i) the Executive does not have direct or indirect responsibility for any label printing or manufacturing and selling gravure cylinders or any other business that competes directly or indirectly with the Company (“Affiliated Entity Competing Business”), (ii) the Executive does not consult directly or indirectly for any Affiliated Entity Competing Business, (iii) the Executive is not employed directly or indirectly by any Affiliated Entity Competing Business, and (iv) the Executive does not have any direct or indirect significant ownership interest in any Affiliated Entity Competing Business; or (b) call on, solicit or communicate with any of the Company’s customers or prospects for the purpose of obtaining such inmold label or gravure cylinder business or other business in violation of the restrictions on competition contained in clause (a) of this Section, other than for the benefit of the Company. As used in this Agreement, the term “customer” means a business entity (including representatives of such business entity) to which the Company provided goods or services at any time in the prior twenty-four (24) months, and the term “prospect” means a business entity (including representatives of such business entity) to which, at any time in the previous twenty-four (24) months, the Company made a written proposal for providing goods or services. Ownership, for personal investment purposes only, of not in excess of two percent (2%) of the voting stock of any publicly held corporation, shall not constitute a violation hereof.

5.4 Return of Confidential Materials and Information. The Executive agrees that whenever the Executive’s employment with the Company ends for any reason, all documents, including information stored in electronic format, containing or referring to the Company’s Confidential Materials and Information that may be in the Executive’s possession, or over which the Executive may have control, will be delivered by the Executive to the Company immediately, with no request being required.

5.5 Irreparable Harm. The Executive agrees that a breach of any covenant in this Section 5 will cause the Company irreparable injury and damage for which the Company has no adequate monetary remedy, and the Executive further agrees that if the Company claims a breach of any such covenant, the Company will be entitled to seek an immediate restraining order and injunction to prevent such violation or continued violation.

5.6 Cumulative Remedies; Enforceability.

(a) In the event of Executive’s breach or threatened breach of the covenants set forth in this Section 5, the parties acknowledge that the Company will suffer irreparable harm and the Company will be entitled to an injunction restraining Executive from committing such breach. Executive affirmatively waives any requirement that the Company post any bond, demonstrate the likelihood of irreparable harm to the Company, or demonstrate that any actual damages will be suffered by the Company or any other entity seeking enforcement hereof as a result of Executive’s breach of any of the covenants set forth in this Section 5.

(b) The covenants and agreements contained in this Section 5 will be construed as independent of each other, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the Company’s enforcement of such covenants, and they shall be construed as separate covenants and agreements. If any court shall finally determine that the restraints provided for in any such covenants and agreements exceed the maximum area, activity or time such court deems reasonable and enforceable, said area, activity or time shall be deemed to become and thereafter shall be the maximum area, activity or time which such court deems reasonable and enforceable, and such covenants and agreements shall be enforced as to such reduced area, activity or time.

(c) Nothing herein contained will be construed as prohibiting the Company from pursuing any other remedies available to it at law or in equity for such breach or threatened breach, including the recovery of money damages.

5.7 Reasonableness of Scope and Duration. Executive acknowledges that the restrictions contained in this Section 5 are reasonable and necessary to protect the legitimate interests of the Company and that the Company would not have entered into this Agreement in the absence of such restrictions. Executive understands and agrees that the covenants and agreements contained in this Section 5 are, taken as a whole, reasonable in connection with the activities covered, their geographic scope and duration. Executive understands that the provisions of this Agreement have been carefully designed to restrict Executive’s activities to the minimum extent which is consistent with the Company’s requirements. Executive has carefully considered these restrictions, and Executive confirms that they will not unduly restrict Executive’s ability to obtain a livelihood.

5.8 Future Employer. If applicable, Executive shall inform any prospective or future employer of all of the restrictive covenants and agreements contained in this Agreement, and provide such employer with a copy of such provisions, prior to the commencement of that employment.

5.9 Time Periods. All time periods set forth in this Section 5 shall be extended by the duration of any period during which Executive is in violation of any provision of this Section 5.

6. TERMINATION OF EMPLOYMENT

6.1 Termination. Executive’s employment with the Company shall terminate prior to the expiration of the Term upon the occurrence of the first of the following events:

(a) Death. Upon the death of Executive.

(b) Disability. If the Disability of the Executive has occurred during the Executive’s employment, it may give to the Executive written notice in accordance with this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the Disability Commencement Date. As used in this Agreement, “Disability” shall mean that the Executive, (i) in the opinion of a physician, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, or (iii) is determined to be totally disabled by the Social Security Administration, or (iv) is determined to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of (i) or (ii) above. Additionally, as used in this Agreement, “Disability Commencement Date” shall be the thirtieth (30th) day after notice is received by Executive pursuant to this Section 6.1(b) that she is under a Disability, provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to perform her duties hereunder.

(c) Cause. The Company terminates the Executive for Cause or for any reason other than for Cause. As used in this Agreement, “Cause” with respect to Executive’s termination from employment, shall mean any of the following:

(1) the Executive’s failure to cure the Executive’s material breach of this Agreement or any Company policy, regulation or guideline;

(2) the Executive’s appropriation of a material business opportunity of the Company, including securing any material personal profit in connection with any transaction entered into on behalf of the Company. This provision shall not include opportunities communicated by the Executive to the Company which were rejected or on which the Company took no timely action;

(3) the Executive’s misappropriation of any of the Company’s funds or property;

(4) the Executive’s conviction of or entering of a guilty plea or a plea of no contest with respect to, a felony, or any other crime which materially and adversely affects the business of the Company or Executive’s ability to carry out her duties hereunder and with respect to which imprisonment for a term in excess of six (6) months is a possible punishment;

(5) the Executive’s conduct, or lack thereof, which results in material economic damage to the Company or its reputation. It is expressly understood that if Executive’s good faith belief was that her conduct or lack thereof was in, or not opposed to, the best interest of the Company, then “Cause” shall not be satisfied hereunder; or

(6) in the event there is a Change in Control (as used in this Agreement, a “Change in Control” shall have the meaning ascribed thereto in the Company’s 2003 Stock Incentive Plan as in effect on the date this Agreement becomes effective) for a period of twelve (12) months following the date of such Change in Control, the term “Cause” shall not include items (1) through (5) above and shall only mean the following:

(A) the Executive materially violates any Company policy, regulation or guideline which Executive fails to cure within sixty (60) days following written notice of such violation by the Company to the Executive; or

(B) the Executive conviction of or entering of a guilty plea or a plea of no contest with respect to fraudulent or illegal activities which are materially injurious to the Company, monetarily or otherwise.

No termination of the Executive’s employment hereunder by the Company for Cause shall be effective as a termination for Cause unless the provisions of this paragraph shall first have been complied with. The Executive shall be given a Notice of Termination by the Board. The Executive shall have sixty (60) days after receipt of such notice to cure such alleged violation. If she fails to cure such alleged violation within such sixty (60)-day period, the Executive shall then be entitled to a hearing before the Board. If after such hearing, the Board gives a second Notice of Termination to the Executive confirming that a majority of the members of the Board that are not then employed as employees of the Company voted after the hearing to terminate her for Cause, the Executive’s employment shall thereupon be terminated for Cause.

(d) Good Reason. The Executive terminates employment for Good Reason within two (2) years following the initial existence of the condition constituting Good Reason or for any other reason (including without Good Reason). As used in this Agreement, “Good Reason” with respect to the termination from employment of Executive shall mean any of the following:

(1) the Company’s material breach of this Agreement;

(2) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement;

(3) the Company materially altering or materially impairing the Executive’s authority, duties or responsibilities without her written consent;

(4) any reduction in Executive’s then current Base Annual Salary, reduction in Executive’s target Bonus opportunity to a level below eighty-five percent (85%) of the then current Annual Base Salary, or material diminution of benefits provided under Company plans without her written consent;

(5) the Company requiring the Executive to be based at any office or location other than Cincinnati, Ohio (or other agreed upon location) without the Executive’s prior written consent; or

(6) in the event there is a Change in Control , for a period of twelve (12) months following the date of such Change in Control, the term “Good Reason” shall include in addition to items (1) through (5) above, the following:

(A) (i) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive’s position, authority or responsibilities, or (ii) any other material adverse change in such position, including title, authority or responsibilities in each case without the prior written consent of Executive; or

(B) failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the business or assets of the Company no later than the closing of such transaction, unless such assumption occurs by operation of law.

No termination of the Executive’s employment hereunder by the Executive for Good Reason shall be effective as a termination for Good Reason unless the provisions of this paragraph shall first have been complied with. The Board shall be given a Notice of Termination by the Executive within ninety (90) days of the initial existence of the violation. The Company shall have sixty (60) days after receipt of the Notice of Termination to fully cure such alleged violation.

6.2 Date of Termination. As used in this Agreement, “Date of Termination” means: (i) if the Executive’s employment is terminated by the Company for Cause, the date the Executive receives the Notice of Termination described in Section 6.1(c) that a majority of the members of the Board that are not then employees of the Company voted after the hearing to terminate her for Cause; (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, unless the Company has fully cured all grounds for such termination within sixty (60) days after the Executive gives such notice; (iii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination; (iv) if the Company notifies the Executive of non-renewal under Section 2, the Date of Termination shall be the end of the Term then in effect; and (v) if the Executive’s employment is terminated by reason of death or

Disability, the Date of Termination shall be the date of death of the Executive or the Disability Commencement Date.

6.3 Notice of Termination. As used in this Agreement, “Notice of Termination” shall mean a written notice which: (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice).

7. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

7.1 Good Reason, Other Than For Cause. If the Company terminates the Executive’s employment for any reason other than for Cause, non-renewal under Section 2, death or Disability, or if the Executive terminates employment for Good Reason during the Term:

(a) The Company shall pay, or commence to be paid, as applicable, to the Executive within thirty (30) days after the Date of Termination:

(1) Executive’s Annual Base Salary through the Date of Termination to the extent not previously paid, in a single lump sum in cash; and

(2) a Bonus, in a single lump sum in cash, equal to the Bonus that the Compensation Committee projects, reasonably and in good faith, that she would have received for the then-current fiscal year, but no less than the average of the Executive’s last five (5) Bonuses, prorated through the Date of Termination;

(b) The Company shall pay, or commence to be paid, as applicable, to the Executive any compensation previously deferred by the Executive and any other non-qualified benefit plan balances to the extent not previously paid, in accordance with the terms of deferral or the other non-qualified plan, as applicable;

(c) The Company shall pay an amount, paid in twelve (12) equal monthly installments commencing on the next payroll date after the Employee’s Date of Termination, equal to one (1) times the sum of the Executive’s Annual Base Salary and the Bonus that the Compensation Committee projects, reasonably and in good faith, that she would have received for the then-current fiscal year, but no less than the average of the Executive’s last five (5) Bonuses. Notwithstanding the foregoing provisions of this Subsection (c), to the extent the amounts payable under this Subsection do not exceed the Separation Pay Exemption Amount (defined below), such amounts shall be paid in accordance with the foregoing provisions of this Subsection (c). The amount payable that is in excess of the Separation Pay Exemption Amount shall be paid as follows: (i) no portion of the excess amount may be paid, or commence to be paid, earlier than six (6) months after the date the Executive separates from service, and (ii) the monthly installment payments that would have otherwise been paid during such six (6) month period shall be accumulated and paid on the first day of the seventh month following the date the Employee separates from service and the remaining monthly installments shall be paid in accordance with the foregoing provisions of this Subsection (c). For purposes of this Subsection (c), the term “Separation Pay Exemption Amount” means an amount equal to two (2) times the lesser of (x) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the Executive’s taxable year preceding the taxable year in which the Executive separates from service (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not separated from service); or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the Executive separates from service;

(d) Except as otherwise prohibited in the applicable option/incentive plans, all stock option and restricted stock awards that were outstanding immediately prior to the Date of Termination shall become fully and immediately exercisable and/or vested, as the case may be, with no further restrictions on sale or transferability other than those mandated by law, and each nonqualified stock option (including already vested nonqualified stock options) shall remain exercisable through the latest date upon which the nonqualified stock option could have expired by its original terms, and each incentive stock option (including already vested incentive stock options) shall remain exercisable for 90 days following the Date of Termination unless such stock option no longer qualifies as an incentive stock option as a result of such accelerated vesting and exercisability, in which case the portion of the such stock option that no longer qualifies shall remain exercisable through the latest date upon which the stock option could have expired by its original terms;

(e) For two (2) years after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide those benefits to the Executive and/or the Executive’s family that would have been provided to them in accordance with the welfare plans, programs, practices and policies described in Section 4.5 of this Agreement if the Executive’s employment had not been terminated; provided, however, that the benefits shall be offset by any benefits provided by any subsequent employment of Executive (determined on a benefit-by-benefit basis). Executive agrees to describe all benefits which her subsequent employer has agreed to provide her, including any changes to such benefits during the two (2) year period described in this Subsection 7.1(e). To the extent any of the foregoing benefits are not exempt from the requirements of Section 409A of the Internal Revenue Code, the amount of expenses eligible for reimbursement (other than the reimbursement of expenses referred to in Section 105(b) of the Internal Revenue Code (relating to medical reimbursement arrangements)), or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year;

(f) To the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company; and

(g) For a period of twelve (12) months after the Date of Termination, Company shall provide Executive with the reasonable services of an outplacement firm.

7.2 Cause; Non-Renewal Under Section 2; Other Than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause, non-renewal under Section 2 or the Executive terminates employment without Good Reason during the Executive’s employment, this Agreement shall terminate without further obligations to the Executive other than all of the following:

(a) The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the Executive’s Annual Base Salary through the Date of Termination to the extent not previously paid.

(b) The Company shall pay, or commence to be paid, as applicable, to the Executive any compensation previously deferred by the Executive and any other non-qualified benefit plan balances to the extent not previously paid, in accordance with the terms of deferral or the other non-qualified plan, as applicable.

(c) If the Executive’s employment shall be terminated by either the Company or the Executive for non-renewal under Section 2 or the Executive terminates employment without Good Reason through a plan of retirement acceptable to the Company, which will not be unreasonably withheld, except as otherwise prohibited in the applicable option/incentive plans, all stock option and restricted stock awards that were outstanding immediately prior to the Date of Termination shall become fully and immediately exercisable and/or vested, as the case may be, with no further restrictions on sale or transferability other than those mandated by law, and each nonqualified stock option (including already vested nonqualified stock options) shall remain exercisable through the latest date upon which the nonqualified stock option could have expired by its original terms, and each incentive stock option (including already vested incentive stock options) shall remain exercisable for 90 days following the Date of Termination unless such stock option no longer qualifies as an incentive stock option as a result of such accelerated vesting and exercisability, in which case the portion of the such stock option that no longer qualifies shall remain exercisable through the latest date upon which the stock option could have expired by its original terms; and

(d) To the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.

7.3 Death. If the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than all of the following:

(a) The Company shall pay to the Executive’s legal representative in a lump sum in cash within 30 days after the Date of Termination the aggregate of:

(1) Executive’s Annual Base Salary through the Date of Termination to the extent not previously paid; and

(2) a Bonus, in a single lump sum in cash, equal to the Bonus that the Compensation Committee projects, reasonably and in good faith, that Executive would have received for the then-current fiscal year, but no less than the average of the Executive’s last five (5) Bonuses, prorated through the Date of Termination.

(b) The Company shall pay, or commence to be paid, as applicable, to the Executive’s legal representative any compensation previously deferred by the Executive and any other non-qualified benefit plan balances to the extent not previously paid, in accordance with the terms of deferral or the other non-qualified plan, as applicable.

(c) Except as otherwise prohibited in the applicable option/incentive plans, all stock option and restricted stock awards that were outstanding immediately prior to the Date of Termination shall become fully and immediately exercisable and/or vested, as the case may be, with no further restrictions on sale or transferability other than those mandated by law, and each stock option (including already vested stock options) shall remain exercisable by Executive’s legal representative for 12 months following the Date of Termination (but in no event beyond the latest date upon which the stock option could have expired by its original terms);

(d) For one year after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide those benefits to the Executive’s family that would have been provided to them in accordance with the welfare plans, programs, practices and policies described in Section 4.5 of this Agreement if the Executive’s employment had not been terminated. To the extent any of the foregoing benefits are not exempt from the requirements of Section 409A of the Internal Revenue Code, the amount of expenses eligible for reimbursement (other than the reimbursement of expenses referred to in Section 105(b) of the Internal Revenue Code (relating to medical reimbursement arrangements)), or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year;

(e) To the extent not previously paid or provided, the Company shall timely pay or provide to the Executive’s applicable beneficiaries any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company; and

(f) Any other death benefits then in effect for Company employees or executives and their beneficiaries.

7.4 Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability, the Company shall have all of the obligations set forth in the preceding Section 7.3 except that (i) any reference in Section 7.3(a), (b) and (c) to the “Executive’s legal representative” shall refer to the “Executive,” (ii) the reference in Section 7.3(d) to the “Executive’s family” shall refer to the “Executive and/or the Executive’s family,” (iii) the reference in Section 7.3(e) to the “Executive’s applicable beneficiary” shall refer to the “Executive” and (iv) Section 7.3(f) shall read: “Any other long-term disability benefits then in effect for Company employees or executives and their beneficiaries.”

8. CONSENT TO JURISDICTION. Executive consents and voluntarily submits to personal jurisdiction in the State of Ohio and in the courts in such state located in Hamilton County and the United States District Court for the Southern District of Ohio in any proceeding subject to judicial process and agrees that all claims in respect thereto may be heard and determined in any such court. Executive further consents and agrees that Executive may be served with process in the same manner as a Notice may be given under Section 9.7. Executive agrees that any action instituted against Executive with respect to Section 5 will be instituted exclusively in the United States District Court for the Southern District of Ohio or, if such Court does not have jurisdiction to adjudicate such action, in the Courts of the State of Ohio located in Hamilton County. Executive irrevocably and unconditionally waives and agrees not to plead, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action with respect to this Agreement in the United States District Court for the Southern District of Ohio and the Courts of the State of Ohio located in Hamilton County. Executive agrees that a final judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

9. MISCELLANEOUS PROVISIONS.

9.1 Binding Effect; Delegation of Duties Prohibited; Survival. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any entity with which the Company may merge or consolidate, or to which all or substantially all of its assets may be transferred, provided, the Company may assign this Agreement to any affiliate, but no such assignment shall relieve the Company of its obligations hereunder. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. The duties and covenants of Executive under this Agreement, being personal, may not be delegated, but the Executive’s rights to compensation and benefits provided hereunder may be transferred only by will or operation of law. Except as otherwise set forth in this Agreement, to the extent necessary to carry out the intentions of the parties hereunder the respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment.

9.2 Amendment; Waiver. This Agreement may be amended, modified or superseded only by a written instrument that expressly refers to this Agreement and that is signed by all of the parties to this Agreement. No party shall be deemed to have waived compliance by another party of any provision of this Agreement unless such waiver is contained in a written instrument signed by the waiving party and no waiver that may be given by a party will be applicable except in the specific instance for which it is given. The failure of any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option contained in this Agreement or to require at any time performance of any of the provisions of this Agreement, by any of the other parties shall not be construed to be a waiver of such provisions and shall not affect the validity of this Agreement or any of its provisions or the right of such party thereafter to enforce each provision of this Agreement. No course of dealing shall operate as a waiver or modification of any provision of this Agreement or otherwise prejudice such party’s rights, powers and remedies.

9.3 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties related to the subject matter and supersedes all prior proposals, understandings, agreements, correspondence, arrangements and contemporaneous oral agreements relating to subject matter of this Agreement. No representation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company or any of its affiliates (“Company Documents”), the provisions of this Agreement shall control; provided, however, to the extent any Company Document provides for additional benefits to be afforded the Executive, such additional benefits will also be provided to the Executive in accordance with the terms of such Company Document.

9.4 Exemption from, or Compliance with, Section 409A. The payment of amounts and the provision of benefits under this Agreement are intended to be exempt from, or compliant with, Section 409A of the Internal Revenue Code. Accordingly, the payment of any amount under this Agreement subject to Section 409A shall be made in strict compliance with the provisions hereof, and no such amounts payable hereunder may be accelerated or deferred beyond the periods provided herein. This Agreement shall be performed and construed in a manner that is consistent with the foregoing intention.

9.5 Governing Law. This Agreement shall be governed by, and shall be construed, performed and enforced in accordance with, its express terms, and otherwise in accordance with the laws of State of Ohio, applicable to contracts to be wholly performed within such state without giving effect to any conflict of law, rule or principle of such state.

9.6 Headings; Section References; Construction. Section headings or captions contained in this Agreement are inserted only as a matter of convenience and reference and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof. All references herein to Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires. Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.7 Notices. All notices, requests, consents, approvals, waivers, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered to the parties (a) on the date of personal delivery against a written receipt, or (b) on the date sent by confirmed telephonic facsimile transmission, or (c) on the first business day following the date of delivery to a nationally recognized overnight courier service, or (d) on the third business day following the date of deposit in the United States Mail, postage prepaid, by certified mail, in each case addressed as follows, or to such other address, person or entity as any party may designate by notice to the others in accordance herewith:

To Executive:

Dawn H. Bertsche

[ADDRESS]

[ADDRESS]

To Company:

Francis D. Gerace

President and Chief Executive Officer

Multi-Color Corporation

50 E-Business Way, Suite 400

Sharonville, Ohio 45241

9.8 Policies, Regulations and Guidelines for Executives. The Company may, from time to time, issue policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda or otherwise, relating to the Company’s Executives. Executive acknowledges and agrees that such materials are general guidelines for Executive’s information and shall not be construed to alter, modify or amend this Agreement for any purpose whatsoever.

9.9 Severability and Reformation of Provisions. If a court in any final, unappealable proceeding holds any provision of this Agreement or its application to any person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

9.10 Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

9.11 Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment, except for the offset described in Section 7.1(e).

9.12 Attorneys Fees. In the event any suit or proceeding is instituted by any party against another arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and expenses of litigation; provided, however, that in the event of the settlement of any suit or proceeding, the parties shall bear their own attorneys’ fees and expenses of litigation.

THIS AGREEMENT CONTAINS VERY IMPORTANT TERMS GOVERNING EXECUTIVE’S EMPLOYMENT WITH THE COMPANY. SECTION 5 CONTAINS PROVISIONS WHICH AFFECT EXECUTIVE’S ABILITY TO TAKE CERTAIN ACTIONS FOLLOWING THE TERMINATION OF EXECUTIVE’S EMPLOYMENT. EXECUTIVE SHOULD FEEL FREE TO SEEK ADVICE FROM HER ATTORNEY REGARDING ANY MATTER RELATING TO THIS AGREEMENT. BY EXECUTING THIS AGREEMENT, EXECUTIVE IS AFFIRMING THAT THE EXECUTIVE HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT AND TO CONSULT WITH HER ATTORNEY, THAT EXECUTIVE UNDERSTANDS THE MEANING AND SIGNIFICANCE OF ALL OF ITS PROVISIONS, THAT NO REPRESENTATIONS OR PROMISES HAVE BEEN MADE TO EXECUTIVE REGARDING HER EMPLOYMENT WHICH ARE NOT SET FORTH IN THIS AGREEMENT, AND THAT EXECUTIVE IS FREELY SIGNING THIS AGREEMENT TO CONTINUE HER EMPLOYMENT WITH THE COMPANY.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

MULTI-COLOR CORPORATION

By:	/s/ Francis D. Gerace

Title:	President and CEO

WITNESS:	/s/ Dawn H. Bertsche
(“Company”)

/s/ Dawn H. Bertsche
DAWN H. BERTSCHE

WITNESS:	/s/ Francis D. Gerace
(“Executive”)